SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LogicVision, Inc.
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOGICVISION, INC.
25 METRO DRIVE, THIRD FLOOR
SAN JOSE, CALIFORNIA 95110
(408) 453-0146

April 4, 2005

Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of LogicVision, Inc. that will be held on Thursday, May 19, 2005, at 9:00 a.m. at the executive offices of LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California.

          The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

          After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE, OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly.

          A copy of our 2004 Annual Report to Stockholders is also enclosed.

          The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

James T. Healy
President and Chief Executive Officer

LOGICVISION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2005

To the Stockholders of LogicVision, Inc.:

          The Annual Meeting of Stockholders of LogicVision, Inc., a Delaware corporation (the “Company”), will be held at the Company’s executive offices at 25 Metro Drive, Third Floor, San Jose, California on Thursday, May 19, 2005, at 9:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect directors to serve until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

          Stockholders of record as of the close of business on March 21, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 25 Metro Drive, Third Floor, San Jose, California, for ten days before the meeting.

          It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Vinod K. Agarwal
Secretary
April 4, 2005

LOGICVISION, INC.
25 METRO DRIVE, THIRD FLOOR
SAN JOSE, CALIFORNIA 95110
(408) 453-0146

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LogicVision, Inc., a Delaware corporation (the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices at 25 Metro Drive, Third Floor, San Jose, California, on Thursday, May 19, 2005, at 9:00 a.m. Pacific Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”).

Who Can Vote

          Stockholders of record at the close of business on March 21, 2005 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the close of business on that date, the Company had 18,530,434 shares of common stock, $0.0001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of the Company’s outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

          You may vote your shares at the Annual Meeting either in person or by proxy.  To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope.  Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.  The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein.  On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly.  If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the five nominees for director listed in this Proxy Statement and FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

          Registered stockholders can simplify their voting and save the Company additional expense by calling 866-540-5760 or voting via the Internet at http://www.proxyvoting.com/lgvn.  Telephone and Internet voting information is provided on the proxy card if these options are available to you.  Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2005.  Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed.

Other Items of Business

          The Company does not expect any other items of business because the deadline for stockholder proposals and nominations has already passed.  Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting.  Those persons intend to vote that proxy in accordance with their best judgment.

Required Vote

          Directors are elected by a plurality vote. The seven nominees for director who receive the most votes cast in their favor will be elected to serve as directors. The other proposal submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

Solicitation of Proxies

          The Company will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile.  No additional compensation will be paid to such persons for such solicitation.  The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

          This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 8, 2005.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, or submit your proxy via the Internet or telephone, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted.  This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

          The Board of Directors proposes the election of seven directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.  The Company’s Bylaws provide that the Company shall not have less than five nor more than nine directors, with the exact number of directors to be determined by the Board of Directors.  There are currently eight members of the Company’s Board of Directors.  One of the current directors, D. James Guzy, will retire from the Board of Directors effective at the time of the Annual Meeting, at which time the number of authorized directors will be fixed at seven.  The Board of Directors has requested, and Mr. Guzy has agreed, that he serve as the Company’s first director emeritus.  The Board of Directors created the director emeritus program to avail itself of the continuing participation of certain retiring directors who have made a distinct contribution to the deliberations and actions of the Board.  Directors emeriti are invited to attend Board and committee meetings, but they do not have voting rights.

          The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has designated, the seven nominees listed below.  If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board of Directors, taking into account any recommendations by the Nominating and Corporate Governance Committee, to fill the vacancy.

          Biographical information concerning each of the nominees is set forth below.

Name	Served as Director Since	Age	Principal Business Experience for the Past Five Years

Vinod K. Agarwal, Ph.D.	1992	52

Dr. Agarwal founded LogicVision in 1992 and has served as the Chairman of the Board of Directors since December 2003, prior to which Dr. Agarwal had served as the Company’s President and Chief Executive Officer since 1992.  Prior to founding LogicVision, Dr. Agarwal was the Nortel/NSERC Industrial Research Chair Professor at McGill University in Montreal and served as a consultant to Nortel Networks Corporation, Hitachi, Ltd. and Eastman Kodak Company for developing their design-for-test/embedded test environment. In 1992, Dr. Agarwal was elected to be a Fellow of The Institute of Electrical and Electronics Engineers, Inc., or IEEE, for his contributions to built-in self-test and fault-tolerant computing. Dr. Agarwal is a co-inventor of several US patents on embedded test technology. He holds a BE in Electronics from Birla Institute of Technology and Science, Pilani, India, an MS in Electrical Engineering from University of Pittsburgh and a PhD in Electrical Engineering from Johns Hopkins University.

Gregg E. Adkin	2004	41

Mr. Adkin has been a General Partner at Valley Ventures, a venture capital fund, since May 2001.  From 1986 to April 2001, Mr. Adkin was employed at Intel Corporation, most recently as Director of Strategic Investments. Mr. Adkin is on the Board of Directors of Andigilog, Inc., InnovASIC, Inc., Newport Imaging Corporation and Seclarity, Inc. Mr. Adkin also serves on the ASU Fulton School of Engineering Advisory Committee.  Mr. Adkin holds a BS in Electrical Engineering from Boston University.

Name	Served as Director Since	Age	Principal Business Experience for the Past Five Years

Richard C. Black	1994	36

Mr. Black has been a General Partner with The Walsingham Fund, a venture capital fund, since September 2004.  Mr. Black is also a Vice President of Helix Investments (Canada) Inc. and has been with Helix since May 1991. From February 2001 until September 2003, Mr. Black was Managing Partner of RBC Capital Partners.  Mr. Black also serves on the board of directors of numerous private companies and on the advisory boards of Tech Capital Partners and the Longitude Fund LP. Mr. Black holds an HBA from the School of Business at the University of Western Ontario.

James T. Healy	2003	64

Mr. Healy has served as the Company’s President and Chief Executive Officer since December 2003.  From July 2002 to November 2003, Mr. Healy was President of Spirox USA and Executive Vice President of Business Development and Strategic Marketing for Spirox Corporation, a provider of semiconductor manufacturing equipment and software. From April 2000 to June 2002, Mr. Healy was President of ASAT, Inc., a provider of semiconductor design, assembly and test services.  From December 1999 to March 2000, Mr. Healy served as an independent consultant to software companies and from May 1998 to November 1999, Mr. Healy was Executive Vice President, Sales & Marketing at FormFactor, Inc., a manufacturer of advanced semiconductor wafer probe cards.  He holds a BS in Business and an MS in Psychology from California State University, Hayward.

Randall A. Hughes	2004	66

Mr. Hughes has been the Chairman, President, Chief Executive Officer and founder of ManSim Inc., a manufacturing software company, since June 2002.  Mr. Hughes has also been a consultant to Valchemy, Inc. since May 2001.  From November 1999 to October 2001, Mr. Hughes was Vice President of Business Development at Genesis Semiconductor.  Mr. Hughes holds a BA with majors in Mathematics and Physics from Northern Michigan University.

Matthew Raggett	2004	44

Mr. Raggett has been the President and Chief Executive Officer of Adaus Ventures since February 2004.  From October 2002 to February 2004, Mr. Raggett served as the President and Chief Executive Officer of Analog Design Automation, Inc.  From August 1995 to October 2002, Mr. Raggett was the Vice President of Worldwide Field Operations for inSilicon Corporation. Mr. Raggett holds a higher technical certificate in Electronic Engineering (BSEE) from Brighton Technical College, England.

Name	Served as Director Since	Age	Principal Business Experience for the Past Five Years

Richard C. Yonker	2003	57

Mr. Yonker has been the Chief Financial Officer of Actelis Networks, Inc., a fiber performance over copper telecom company, since March 2004.  Mr. Yonker was Chief Financial Officer of Bermai, Inc., a wireless chipset company, from December 2003 to February 2004.  From February 2003 to November 2003 he was a consultant.  Mr. Yonker served as Chief Financial Officer of Agility Communications, Inc., an optical networking component company, from November 2000 to January 2003.  From March 2000 to October 2000, Mr. Yonker was Vice President and Chief Financial Officer of MMC Networks, Inc., a semiconductor company acquired by Applied Micro Circuits Corporation in October 2000.  Mr. Yonker was Vice President and Chief Financial Officer of the TesseracT Group, Inc., an integrated education management organization, from April 1999 to February 2000.  Mr. Yonker holds an MS in Management (Finance) from MIT, and a BS in Industrial Engineering from General Motors Institute.

          The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

Board Meetings and Committees

          The Board of Directors held five meetings during the year ended December 31, 2004.  All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.  In 2004, three of the five directors then serving on the Board attended the annual meeting of stockholders.

          The Board of Directors has appointed a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee.  The Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and SEC rules.  The Board has approved a charter for each of these committees that can be found on the Company’s website at http://www.logicvision.com/lv_corporate-governance.htm.

Compensation Committee

Number of Members:	Three

Current Members:	Mr. Adkin, Mr. Black (Chairman) and Mr. Raggett

Number of Meetings:	Nine

Functions:

The Compensation Committee’s primary functions are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations to the Board with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to review, and make recommendations for approval by the independent members of the Board regarding, the compensation for the Chief Executive Officer and other executive officers of the Company, establish and modify the terms and conditions of employment of the Chief Executive Officer and other executive officers of the Company, administer the Company’s stock plans and other compensation plans.

Audit Committee

Number of Members:	Three

Members:	Mr. Guzy, Mr. Hughes and Mr. Yonker (Chairman)

Number of Meetings:	Five

Functions:

The Audit Committee’s primary functions are to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes.  Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’ relationship with the Company; and meet with the independent registered public accounting firm and management to discuss and review the Company’s financial statements, internal controls, and auditing, accounting and financial reporting processes.

Nominating and Corporate Governance Committee

Number of Members	Three

Members:	Mr. Guzy (Chairman), Mr. Raggett and Mr. Yonker

Number of Meetings:

The Committee communicated informally and acted by written consent in 2004.  The Committee held a meeting in March 2005 to evaluate and recommend to the Board of Directors the nominees for election at the Annual Meeting.

Functions:

The Nominating and Corporate Governance Committee’s primary functions are to identify qualified individuals to become members of the Board of Directors and determine the composition of the Board and its committees.  Other specific duties and responsibilities are to recommend nominees to fill vacancies on the Board, investigate suggestions for candidates for membership on the Board, and monitor compliance with Board and Board committee membership criteria.

Director Nominations

          The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise.  The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

          The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills.  The Nominating and Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders.  The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director.  The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market.  The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

          Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service.  These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors.  In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the Director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by stockholders.  A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

          In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders.  In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws.  To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting.  However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.  Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

          Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, the Company’s Bylaws and must be addressed to:  Secretary, LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110.  You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

          If you wish to communicate with the Board of Directors, you may send your communication in writing to: Assistant Secretary, LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110.  You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.  The Assistant Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Compensation of Directors

          The Company’s non-employee directors each receive a cash retainer of $10,000 per year, payable in equal quarterly installments.  The Chair of the Audit Committee receives an additional cash retainer of $5,000 per year, payable in equal quarterly installments, and the Chairs of the other Committees of the Board of Directors receive an additional cash retainer of $2,000 per year, payable in equal quarterly installments.  In addition, the Company reimburses directors for reasonable expenses in connection with attendance at meetings of the Board of Directors and committee meetings.  Directors who are employees of the Company do not receive any cash compensation for their services as directors.

          In addition to cash compensation for services as a member of the Board, under the Company’s 2000 Stock Incentive Plan, directors who are not employees also receive an initial grant of an option to purchase 20,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant, which vests in two equal annual installments on each of the first two anniversaries of the date of grant, or, if earlier, immediately prior to the next two regular annual meetings of the Company’s stockholders following the date of grant.  On the first business day following each regular annual meeting of the Company’s stockholders after appointment or election to the Board, each non-employee director receives an option to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant, which vests in full on the first anniversary of the date of grant, or if earlier, immediately prior to the next regular annual meeting of the Company’s stockholders following the date of grant.  Each non-employee director who is not initially elected at a regular annual meeting of stockholders receives an option to purchase a pro rata portion of 10,000 shares based on the number of full months remaining from the date of election until the next regular annual meeting, which vests in full immediately prior to the next regular annual meeting of the Company’s stockholders following the date of grant.

Compensation Committee Interlocks and Insider Participation

          Gregg E. Adkin, Richard C. Black and Mathew Raggett serve as members of the Compensation Committee. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of March 21, 2005 as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each of the Company’s current directors, (iii) each of the Company’s nominees for director, (iii) each of the Company’s executive officers named under “Executive Compensation -- Summary Compensation Table,” and (iv) all directors and executive officers of the Company as a group.  Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.  Unless otherwise noted below, the address of each beneficial owner is c/o LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110. The percentage of Common Stock beneficially owned is based on 18,530,434 shares outstanding as of March 21, 2005.  In addition, shares issuable pursuant to options or warrants which may be exercised within 60 days of March 21, 2005 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals.  Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Right to Acquire Beneficial Ownership within 60 days of March 21, 2005	Total	Percentage of Common Stock Beneficially Owned

Directors, Nominees and Named Executive Officers:
Vinod K. Agarwal	446,874	580,000	1,026,874	5.37%
Gregg E. Adkin (2)	1,456,195	15,000	1,471,195	7.93%
Richard C. Black (3)	17,750	44,000	61,750	*
D. James Guzy (4)	79,412	57,088	136,500	*
James T. Healy	20,290	112,500	132,790	*
Randall A. Hughes	5,000	17,500	22,500	*
Mathew Raggett	—	17,500	17,500	*
Richard C. Yonker	—	20,000	20,000	*
Bruce M. Jaffe	17,259	87,500	104,759	*
Ronald H. Mabry	1,695	60,481	62,176	*
George B. Swan	—	37,500	37,500	*
Mukesh Mowji	8,875	—	8,875	*
Michael C. Howells (5)	90,000	—	90,000	*
5% Stockholders:
Helix (Quebec) Inc. (6)	1,636,809	—	1,636,809	8.83%
Valley Ventures II, L.P. and Valley Ventures III, L.P. (7)	1,456,195	—	1,456,195	7.86%
Wasatch Advisors, Inc. (8)	1,418,907	—	1,418,907	7.66%
All Directors and Executive Officers as a group (11 persons)	2,044,475	1,049,069	3,093,544	15.80%

*	Less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)

Includes 548,929 shares held by Valley Ventures II, L.P. and 907,266 shares held by Valley Ventures III, L.P.  Mr. Adkin is a managing member of VV II Management, L.L.C., the general partner of Ventures II and a managing member of VV III Management, L.L.C., the general partner of Ventures III.  Mr. Adkin is also a limited partner of Ventures II and Ventures III.  Mr. Adkin disclaims beneficial ownership of the Company’s shares held by Valley Ventures II, L.P. and Valley Ventures III, L.P., except to the extent that his interest in the shares arise from his interest, if any, in those entities.  See note (7).

(3)

Includes 1,900 shares held by Mr. Black’s spouse.  Mr. Richard C. Black is a director of the Company and an officer of Helix Investments (Canada) Inc.  Mr. Black disclaims beneficial ownership of the shares held by Helix (Quebec) Inc., a wholly owned subsidiary of Helix Investments (Canada) Inc.  See note (6).

(4)	Includes 79,412 shares held by the Arbor Company and 20,588 shares subject to warrants held by the Arbor Company. Mr. Guzy is the Chairman of the Arbor Company.

(5)	Consists of shares held in a family trust, the voting and dispositive power for which Mr. Howells shares with his spouse.

(6)

According to an amended Schedule 13G filed on March 2, 2004, the shares are held in the name of Helix (Quebec) Inc., a wholly owned subsidiary of Helix Investments (Canada) Inc. The address of the principal executive office of Helix Investments (Canada) Inc. is 20 Great George Street, Charlottetown, Prince Edward Island C1A 7L1.  The address of the principal executive office of Helix (Quebec) Inc. is 1100 Rene Levesque Blvd. West, Suite 650, Montreal, Quebec, Canada H3B 4N4.  Richard C. Black is a director of the Company and an officer of Helix Investments (Canada) Inc.  Mr. Black disclaims beneficial ownership of the Company’s shares held by Helix Investments (Canada) Inc.

(7)

According to an amended Schedule 13D/A filed jointly on March 29, 2005 by Valley Ventures II, L.P., Valley Ventures III, L.P., VV II Management, L.L.C., VV III Management, L.L.C., John M. Holliman III, Gregg E. Adkin and Lawrence J. Aldrich, Ventures II holds 548,929 shares and Ventures III holds 907,266 shares. VV II Management, L.L.C., the general partner of Valley Ventures II, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock held by Ventures II.  Each of Messrs. Adkin and Holliman, as managing members of VV II, has sole power to vote or to direct the vote of the shares held by Ventures II and shared power to dispose or direct the disposition of the shares held by Ventures II.  VV III Management, L.L.C., the general partner of Valley Ventures III, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock held by Ventures III.  Each of Messrs. Adkin, Aldrich and Holliman, as managing members of VV III, has shared power to vote or to direct the vote of the shares held by Ventures III and shared power to dispose or direct the disposition of the shares held by Ventures III.  Messrs. Adkin and Holliman are limited partners of Ventures II and Ventures III, and Mr. Aldrich is a limited partner of Ventures III.  Each of VV II, VV III, Mr. Adkin, Mr. Aldrich and Mr. Holliman disclaims beneficial ownership of all shares of Common Stock held by Ventures II and Ventures III except to the extent that his or its interest in the shares arises from his or its interest, if any, in those entities.  The business address for each person and entity is 80 East Rio Salado Parkway, Suite 705, Tempe, AZ 85281, except for Mr. Aldrich whose business address is 6245 East Broadway Blvd., Suite 620, Tucson, AZ 85711.  Mr. Adkin is a director of the Company.

(8)

According to an amended Schedule 13G filed on January 10, 2005, Wasatch Advisors, Inc., is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.  The address of the principal office of Wasatch Advisors, Inc., is 150 Social Hall Avenue, Salt Lake City, UT 84111.

EXECUTIVE COMPENSATION

          The following table summarizes compensation for services rendered in all capacities to the Company for the three fiscal years ended December 31, 2004 for (i) the Chief Executive Officer, (ii) the Company’s four other most highly compensated executive officers as of December 31, 2004, and (iii) two individuals who would have been among the four most highly compensated executive officers had they been executive officers as of December 31, 2004.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Securities Underlying Options

Name and Position	Year	Salary		Bonus

Vinod K. Agarwal(1)	2004	$240,000		$50,000	—
Chairman of the Board	2003	240,000		50,000	100,000
	2002	240,203		—	100,000
James T. Healy(2)	2004	312,000		75,000	—
President and Chief Executive Officer	2003	25,000		—	375,000
Bruce M. Jaffe(3)	2004	210,000		37,500	50,000
Vice President of Finance and Chief Financial Officer	2003	152,550		30,000	150,000
Ronald H. Mabry(4)	2004	191,333		37,500	40,000
Vice President of Marketing and Business Development	2003	77,769		35,000	130,000
George B. Swan	2004	170,513		37,500	150,000
Vice President of Engineering
Mukesh Mowji (5)	2004	224,373	(6)	—	30,000
Former Vice President of Sales	2003	274,623	(6)	—	50,000
	2002	256,710	(6)	25,000	20,000
Michael C. Howells (7)	2004	224,373		—	—
Former Vice President of Strategic	2003	190,000		50,000	40,000
Technology	2002	190,203		—	30,000

(1)	Mr. Agarwal became Chairman of the Board in December 2003 upon the appointment of Mr. Healy as President and Chief Executive Officer.
(2)	Mr. Healy joined LogicVision in December 2003.
(3)	Mr. Jaffe joined LogicVision in April 2003.
(4)	Mr. Mabry joined LogicVision in July 2003.
(5)	As of July 31, 2004, Mr. Mowji ceased being employed by the Company.
(6)	Includes sales commissions.
(7)	As of June 20, 2004, Mr. Howells ceased being employed by the Company.

Stock Options

          The following tables set forth certain information with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2004, and the number and value of the options held by each individual as of December 31, 2004.  The exercise price is equal to 100% of the fair market value of the Company’s Common Stock on the date of grant.  The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

	Option Grants in 2004 Individual Grants

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name					5%	10%

Vinod K. Agarwal	—	—	—	—	—	—
James T. Healy	—	—	—	—	—	—
Bruce M. Jaffe(2)	50,000	4.2	4.85	2/6/14	152,507	386,483
Ronald H. Mabry(2)	40,000	3.9	4.85	2/6/14	122,006	309,186
George B. Swan(3)	150,000	0.6	4.85	3/15/14	21,351	54,107
Mukesh Mowji	—	—	—	—	—	—
Michael C. Howells	—	—	—	—	—	—

(1)

The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of its future Common Stock price.  There can be no assurance that any of the values reflected in the table will be achieved.

(2)	The option vests ratably every six months beginning August 6, 2004 and ending February 6, 2008.
(3)	The option vested as to 37,500 shares on February 23, 2005, and the remainder vests ratably every 6 months beginning August 23, 2005 and ending February 23, 2008

Aggregate Option Exercises in Last Fiscal Year and 2004 Year End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2004 (#)	Value of Unexercised In-the-Money Options at December 31, 2004 (2)
	Shares Acquired on Exercise (#)	Value Realized (1)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable

Vinod K. Agarwal	62,500	$100,000	760,000/102,500	$1,186,875/$60,000
James T. Healy	—	—	112,500/262,500	0/0
Bruce M. Jaffe	—	—	62,500/137,500	68,063/113,438
Ronald H. Mabry	—	—	37,500/132,500	0/0
George B. Swan	—	—	0/150,000	0/0
Mukesh Mowji	—	—	0/0	0/0
Michael C. Howells	50,000	166,497	0/0	0/0

(1)	Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.
(2)	Calculated on the basis of the fair market value of the underlying securities at December 31, 2004 ($2.93 per share) minus the exercise price.

Employment Contracts, and Termination of Employment and Change-in-Control Arrangements

          In 2003, the Compensation Committee recommended, and the Board of Directors approved, the amendment of the outstanding stock option agreements then in effect and the form of stock option agreement used under the Company’s 2000 Stock Incentive Plan to provide for acceleration of vesting in full in certain circumstances following a change in control of the Company.  Because the amendment applied to all outstanding stock option agreements and the form of stock option agreement, the provision regarding acceleration of vesting applies to options that are held by, or may be issued to, those individuals named in the summary compensation table.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

          The Compensation Committee is comprised of three non-employee directors.  The Compensation Committee is responsible for developing and monitoring compensation arrangements for the executive officers of the Company, administering the Company’s stock option plans and other compensation plans and performing other activities and functions related to executive compensation as may be assigned from time to time by the Board of Directors.  The Compensation Committee makes recommendations for approval by the independent members of the Board of Directors regarding the compensation for the Chief Executive Officer and other executive officers of the Company.

Compensation Philosophy and Objectives

          The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives, attract and retain qualified, skilled and dedicated executives on a long-term basis, reward past performance and provide incentives for future performance.  It is the Compensation Committee’s philosophy to align the interests of the Company’s stockholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives, including through equity ownership by management.  In order to attract and retain the most qualified, skilled and dedicated personnel, the Company intends to offer a total compensation package competitive with companies in the semiconductor test and design industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.  The components of executive officer compensation consist of base salary, bonus and stock options, which are discussed separately below.

          The Company generally intends to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code.  Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year.  The Company does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2004 as calculated for purposes of section 162(m) will exceed the $1 million limit.

Executive Officer Base Salary

          The Compensation Committee reviews salaries on an annual basis, considering recommendations by the Chief Executive Officer for executive officers other than the Chief Executive Officer and the Chairman, and may recommend adjustments from time to time to recognize promotions or outstanding individual performance.  The Compensation Committee makes recommendations to the independent members of the Board of Directors regarding the salary level of each executive officer on a case by case basis, taking into account the individual’s level of responsibilities and performance.  The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within its industry.  However, the Compensation Committee does not limit its decisions to any particular range or level of total compensation paid to executive officers at these companies.  The Chief Executive Officer is involved in the decisions on base salary adjustments for executives other than the Chief Executive Officer.

Executive Officer Bonuses

          The Compensation Committee believes that a portion of executive officer compensation should be contingent upon the Company’s performance and an individual’s contribution to the Company’s success in meeting corporate and financial objectives.  In 2004, the Compensation Committee established corporate and financial goals,  including objectives for operating results of achieving profitability and bookings level.  Bonuses paid for fiscal 2004 were determined on a case by case basis based in part upon achievement of corporate and financial objectives.  The Compensation Committee evaluated each executive officer individually to determine the bonus for the fiscal year, which was based on individual and corporate performance criteria, taking into account the development of the Company’s strategic plan and economic and industry conditions.  The Compensation Committee compared the executive officer’s performance to the goals and objectives established for that executive officer for the year in relation to the Company’s overall strategic and business objectives.  The Compensation Committee recommended the executive bonuses to the Board of Directors, and they were approved by the independent members of the Board.

Stock Option Grants

          The Compensation Committee administers the Company’s 2000 Stock Incentive Plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase the Company’s Common Stock with an exercise price equal to the fair market value of a share of the Common Stock on the date of grant.  The Compensation Committee believes that providing executive officers who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock aligns the interests of the Company’s executive officers with those of its stockholders.  Accordingly, the Compensation Committee when annually reviewing executive officer compensation also considers providing incentives in the form of stock option grants as appropriate.  At its discretion, from time to time the Compensation Committee may also grant options based on individual and corporate achievements.  The Compensation Committee determines the number of shares underlying each stock option grant based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities within the Company, the executive officer’s base salary and comparison with comparable awards to individuals in similar positions in the industry.

          In addition, the Company’s employees generally are able to participate in the Company’s 2000 Employee Stock Purchase Plan.  Under the Employee Stock Purchase Plan, each executive officer may purchase up to 2,500 shares of the Company’s Common Stock in a six month period at a discount to the market price.  The number of shares that may be purchased by each participant is limited by applicable tax laws.  Mr. Agarwal, as an owner of more than 5% of the Company’s outstanding shares of Common Stock, does not participate in the Employee Stock Purchase Plan.

Chief Executive Officer Compensation

          The Compensation Committee determines the compensation of the Chief Executive Officer using the same criteria as for the other executive officers.

          James T. Healy has served as the Company’s Chief Executive Officer since December 2003.  Mr. Healy’s compensation consists of an annual base salary of $300,000, a monthly car allowance of $1,000 and an annual target bonus of $100,000, based on meeting performance criteria.  When Mr. Healy joined the Company in December 2003, the Compensation Committee recommended and the independent members of the Board of Directors approved, granting him an option, exercisable at the fair market value on the date of grant, to purchase 350,000 shares of the Company’s Common Stock.  The option vests over a four-year period, with 25% vesting on December 1, 2004 and the remainder vesting in equal installments every six months thereafter.  In determining the size of Mr. Healy’s grant, the Compensation Committee considered the grants given to other newly hired chief executive officers in the Company’s industry, taking into account relative company size, performance, geographic location and responsibilities.  In January 2005, the Compensation Committee recommended, and the independent members of the Board of Directors approved, a bonus of $75,000 for Mr. Healy’s service in 2004.

Compensation Committee

Richard C. Black
Gregg E. Adkin
Matthew Raggett

STOCK PRICE PERFORMANCE GRAPH

          The following graph shows the cumulative total stockholder return (change in stock price plus reinvested dividends) assuming the investment of $100 on October 31, 2001 (the day of the Company’s initial public offering) in each of the Company’s Common Stock, the S&P 500 Index and the S&P Information Technology Index.  The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

	10/31/01	12/31/01	12/31/02	12/31/03	12/31/04

LogicVision	$100.00	$141.67	$23.89	$50.00	$32.56
S&P 500	100.00	108.61	84.61	108.88	120.73
S&P Information Technology	100.00	114.80	71.85	105.78	108.49

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee on August 3, 2000 and amended on January 22, 2004. A copy of the Audit Committee Charter was attached as Appendix A to the proxy statement for the 2004 annual meeting of stockholders.  The members of the Audit Committee are D. James Guzy, Randall A. Hughes and Richard C. Yonker, each of whom meets the independence standards established by The Nasdaq Stock Market.

          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal control over financial reporting.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  Management is responsible for the Company’s financial statements and the reporting process, including the system of internal control over financial reporting.  The independent registered public accounting firm are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

          The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the 2004 Annual Report on Form 10-K with the Company’s management and its independent registered public accounting firm.  The Audit Committee met with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).  In addition, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees) and discussed with the independent registered public accounting firm their independence from the Company.

          Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

D. James Guzy
Randall A. Hughes
Richard C. Yonker

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indebtedness of Management

          In August 1996, the Company loaned Michael Howells, the Company’s former Vice President Strategic Technology, $75,000 in connection with his relocation to San Jose.  Although the loan bore simple interest at the rate of 8.0% per year, the Company had agreed to forego interest on this loan for five years and to reimburse Mr. Howells for taxes on such foregone interest.  On June 19, 2001, Mr. Howells entered into a 10-year interest amortization schedule at 8.0% per year, with the initial payment due June 20, 2002.  The loan was secured by 50,000 shares of the Company’s Common Stock.  In 2004, the largest aggregate amount outstanding under the loan was $64,800, including principal and accrued interest.  Mr. Howells left the employ of the Company in June 2004 at which time the loan was repaid in full.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company’s inception in 1992.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.  Although stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of PricewaterhouseCoopers LLP to its stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

          The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of LogicVision’s annual financial statements for 2004 and 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP.

	Year Ended December 31,

	2004	2003

	(in thousands)
Audit Fees	$182	$160
Audit-Related Fees	16	—
Tax Fees	23	125
All Other Fees	1	1

Total	$222	$286

          Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial and the review of the Company’s interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

          Tax Fees consist of fees billed for professional services rendered for tax advice, planning and compliance (domestic and international).  These services include the preparation and review of income tax returns, and international returns, and assistance regarding transfer pricing, federal, state and international tax compliance, and international tax planning.

          All Other Fees consist of fees for products and services other than the services described above, including subscription to online services and attendance at training classes.

Pre-Approval Policies and Procedures

          It is the Company’s policy that all audit and non-audit services to be performed by LogicVision’s independent registered accounting firm be approved in advance by the Audit Committee.

Required Vote

          Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event ratification is not obtained, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm but will not be required to select a different independent registered public accounting firm for the Company.

          The Board of Directors recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission.  Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports.  To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied for 2004.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

          Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2006 Annual Meeting must be received by the Secretary of the Company no later than December 9, 2005 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

          A stockholder proposal not included in the Company’s proxy statement for the 2006 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws.  To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

          Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By order of the Board of Directors

Vinod K. Agarwal
Secretary
April 4, 2005

The Company’s 2004 Annual Report on Form 10-K has been mailed with this Proxy Statement.  The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting Stockholder.  Any such request should be addressed to the Company at 25 Metro Drive, Third Floor, San Jose, CA 95110, Attention: Investor Relations Department.  The request must include a representation by the stockholder that as of March 21, 2005, the stockholder was entitled to vote at the Annual Meeting.

PROXY
P
LOGICVISION, INC.

R	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes VINOD K. AGARWAL or JAMES T. HEALY, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LogicVision, Inc. (the “Company”) to be held at the executive offices of LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California on May 19, 2005 at 9:00 a.m., or at any postponement or adjournment thereof, and instructs said Proxies to vote as follows:

O

X

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

Y

----------------------		----------------------
SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE
----------------------		----------------------

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

1

The Board of Directors recommends a vote FOR the election of directors and FOR Proposal 2.	Please [___]
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.

To elect (01) Vinod K. Agarwal, (02) Gregg E. Adkin, (03) Richard C. Black, (04) James T. Healy, (05) Randall A. Hughes, (06) Matthew Raggett, and (07) Richard C. Yonker as directors of the Company to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR	WITHHELD	(Instruction: To withhold authority to vote for any individual
ALL	FOR ALL	nominee, write that nominee’s name in the space provided below):
NOMINEES	NOMINEES
[___]	[___]	____________________________________________________
For all nominees except as noted above

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

FOR	AGAINST	ABSTAIN
[___]	[___]	[___]

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the election of directors and “FOR” Proposal 2.

PLEASE MARK, SIGN, DATE AND RETURN THE
PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

Signature _______________________________ Signature _______________________________ Date ________________

Please sign where indicated above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 18, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/lgvn		1- 866-540-5760		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card and
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	return it in the
you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.proxyvoting.com/lgvn

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